Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of August 7, 2013 (the “Effective Date”), is made by and between Athlon Holdings LP, a Delaware limited partnership (together with any successor thereto, the “Company”), and Robert C. Reeves (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.                                    It is the desire of the Company to assure itself of the services of the Executive to the Company by entering into this Agreement.

B.                                    Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.             Employment.

(a)           General.  The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)           Employment Term.  The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date, and ending on the third anniversary thereof, subject to earlier termination as provided in Section 3.  The Term shall automatically renew for additional one (1) year periods unless no later than ninety (90) days prior to the end of the otherwise applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 3 and subject to earlier termination as provided in Section 3.

(c)           Position and Duties.  Executive shall serve as the Chief Executive Officer and President of the Company.  Executive shall devote substantially all of his time and attention during normal business hours to the business of the Company, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder.  Executive will act in the best interest of the Company while performing his duties for the Company and will perform with due care his duties and responsibilities for the Company. Executive’s duties will include those normally incidental to the position of President and Chief Executive Officer as well as whatever additional duties may be assigned to him by the Board of Supervisors of the Company (the “Board”). Executive agrees to cooperate with the Board and not to engage in any activity that materially interferes with the performance of Executive’s duties hereunder. During the Term, Executive will not hold outside employment, provided, that it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic and charitable boards or committees (except for boards or committees of a business organization that competes with the Company in any business in which the Company is regularly engaged) or (ii) manage or engage in other activities in connection with Executive’s personal investments; provided, further, that the foregoing permitted activities shall not materially interfere with Executive’s duties hereunder. Executive acknowledges and agrees that Executives owes the Company a duty of loyalty and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under the common law.

2.             Compensation and Related Matters.

(a)           Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of $570,000 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company.  Such Annual Base Salary shall be reviewed from time to time by the Board or an authorized committee of the Board, provided that such Annual Base Salary shall not be reduced.

(b)           Bonus and Equity Compensation.  During the Term, the Executive will be eligible to participate in an incentive bonus program and an equity incentive plan established by the Board.  Executive’s target annual bonus under the incentive bonus program shall be 100% of Annual Base Salary (the “Target Bonus”).  The bonus awards payable under the incentive program shall be based on the achievement of performance goals to be set by the Board after consultation with Executive and finally determined by the Board or its designee. Bonuses will be paid no later than March 15th of the calendar year following the calendar year in which the applicable bonus is earned.

(c)           Benefits.  During the Term, Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its employees and executives, pursuant to the terms and eligibility requirements of those plans; provided, however, Executive shall not be eligible to participate in a Company plan that provides medical, dental or life insurance benefits to the extent such Company plan is substantially comparable to one of the plans sponsored by Executive’s previous employer that Executive participates in as of the Effective Date, unless and until Executive ceases to participate in such substantially comparable plan of his previous employer.

(d)           Vacation.  During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, as it may be amended from time to time, provided, that Executive shall receive no less than four (4) weeks of paid annual vacation and shall be permitted to carry over accrued but unused vacation in accordance with the Company’s vacation policy, and provided, further, that notwithstanding the Company’s vacation policy, Executive shall be permitted to carry over two weeks of accrued but unused vacation per year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e)           Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.

(f)            Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.

3.             Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)           Circumstances.

(i)            Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)           Disability.  If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)          Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(iv)          Termination without Cause.  The Company may terminate Executive’s employment without Cause.

(v)           Resignation from the Company for Good Reason.  Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)          Resignation from the Company Without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(vii)         Non-extension of Term by the Company.  The Company may give notice of non-extension to Executive pursuant to Section 1.

(viii)        Non-extension of Term by Executive.  Executive may give notice of non-extension to the Company pursuant to Section 1.

(b)           Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)           Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, plus any accrued vacation earned through the Date of Termination, but not used by Executive; (ii) any annual bonus earned by not yet paid to Executive, (iii) any expenses owed to Executive pursuant to Section 2(e); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d)           Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.             Severance Payments.

(a)           Termination for Cause, Resignation from the Company Without Good Reason,  Non-extension of Term by Executive.  If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, or for no reason, pursuant to Section 3(a)(viii) due to non-extension of the Term by Executive, Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)           Termination without Cause, Resignation With Good Reason or Termination upon Non-Extension of the Term by the Company.  If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Company, then, subject to Executive signing on or before the 45th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)            An amount in cash equal to four times the Annual Base Salary in effect as of the Date of Termination (without regard to any reduction that triggers a termination for Good Reason), payable (Y) with respect to 50% of such amount, in a lump sum on the sixtieth (60) day following the date of Executive’s Separation from Service, and (X) with respect to 50% of such amount, over 12 months in arrears commencing on the sixtieth (60) day following the date of Executive’s Separation from Service in accordance with the Company’s regular payroll practice; and

(ii)           If Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s Separation from Service and ending on the earliest of (X) the last day of the applicable COBRA period, or (Y) the second anniversary of the Date of Termination.

In the event Executive fails to sign the Release within 45 days, or revokes the Release, then Executive will not be entitled to receive the additional consideration in subparts (i) and (ii).

(c)           Termination Due to Disability or Death.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), then, subject to, in the case of termination due to Disability, Executive signing on or before the 45th day following Executive’s Separation from Service (as defined below), and not revoking, the Release, and, in the case of termination due to Disability, Executive’s continued compliance with Sections 5 and 6, Executive (or his estate) shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)            an amount in cash equal to 3/12 of the Annual Base Salary in effect as of the Date of Termination, payable in a lump sum on the sixtieth (60) day following the date of Executive’s Separation from Service; and

(ii)           if Executive (or any of his dependents) elects to receive continued healthcare coverage pursuant to COBRA, the Company shall directly pay, or reimburse Executive (or his dependents) for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s Separation from Service and ending three (3) months thereafter.

In the event Executive fails to sign the Release within 45 days, or revokes the Release, in the case of termination due to Disability, then Executive will not be entitled to receive the additional consideration in subparts (i) and (ii).

(d)           Change in Control.  Notwithstanding anything to the contrary in Section 4(b), in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), due to Executive’s resignation for Good Reason pursuant to Section 3(a)(v) or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Company, in any case, within one year following the date of a Change in Control, with respect to Section 4(b)(i), in lieu of the amount specified therein, Executive shall be entitled to receive an amount in cash equal to three (3) times the Annual Base Salary, plus three (3) times the greater of the average of the Executive’s previous two years’ annual bonus payments or the Target Bonus, which cash payment shall be paid in a single lump sum within 30 days after the Executive’s Separation from Service if the Change in Control also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(e)           No Mitigation; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.             Competition.  Executive acknowledges that the Company has provided and the Company agrees to continue to provide Executive with access to its confidential, proprietary, and/or trade secret information, including confidential information of third parties such as customers, suppliers, and business affiliates; specialized training and knowledge regarding the Company’s methodologies and business strategies; and/or support in the development of goodwill such as introductions and customer relationship information. The foregoing is not contingent on continued employment, but upon Executive’s use of the access, specialized training, and/or goodwill support provided by Company for the exclusive benefit of the Company and upon Executive’s full compliance with the restrictions on Executive’s conduct provided for in this Agreement.  Ancillary to the rights provided to Executive as set forth in this Agreement, the Company’s provision of confidential, proprietary, and/or trade secret information, specialized training, and/or goodwill support to Executive, and Executive’s agreements regarding the use of same, in order to protect the value of any equity-based compensation, training, goodwill support and/or the confidential information described above, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)           Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company in the United States; provided, however, in the event the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the post-termination restrictions set forth in this Section 5(a) shall be limited to the following: (a) Executive shall not, at any time during the Restriction Period following the Date of Termination, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes in any material respect with any material portion of the Business (as defined below) of the Company within twenty-five (25) miles of (i) any oil or natural gas assets of the Company or (ii) any potential oil or natural gas assets where the Company has taken material steps to lease or purchase real property with respect to such potential assets within the six (6) month period immediately prior to the Date of Termination; provided, that the Company provides Executive with a written list of any such potential leases or real property within five (5) days following the Date of Termination.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)           Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company or (z) solicit or service any person who was a customer, supplier, licensee, licensor or other business relation of the Company in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation of the Company.

(c)           In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to, and may be modified by a court of competent jurisdiction to, extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)           As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company and shall include the acquisition, exploration, exploitation and development of, oil and natural gas assets, and the acquisition of leases and other real property in connection therewith, as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date twelve (12) months following the Date of Termination, except that if Executive’s termination of employment occurs within one year following a Change in Control, Restriction Period shall mean the period beginning on the Effective Date and ending on the date six (6) months following the Date of Termination.

(e)           Executive agrees, during the Term and following the Date of Termination, to refrain from disparaging the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

(f)            Company agrees, during the Term and following the Date of Termination, to refrain from disparaging the Executive, including any of Executive’s services or practices, either orally or in writing.  Nothing in this paragraph shall preclude Company from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

(g)           Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company.  During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(h)           Tolling.  In the event Executive engages in conduct in violation of his covenants in Sections 5(a) or (b), the Restriction Period shall be extended for a period of time equal to the time in which Executive engaged in competitive activity prohibited by this Agreement.

6.             Nondisclosure of Proprietary Information.

(a)           Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, during the Term and for twenty-four months thereafter, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company

(and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that is generally known in the oil and gas industry, was known by Executive prior to his employment with the Company or has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a).  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b)           Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)           Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)           As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e)           Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

7.             Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.             Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the need to post bond.

9.             Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.          Certain Definitions.

(a)           Cause.  “Cause” shall mean the occurrence or existence of any of the following events:

(i)            Executive’s having willfully engaged in an act of fraud, embezzlement or misappropriation against the Company or its affiliates;

(ii)           Executive’s having willfully engaged in misconduct that he knew, based on facts known to him, could reasonably be expected to be materially injurious to the Company or its affiliates;

(iii)          Executive’s material breach of this Agreement;

(iv)          Executive’s having been convicted of, or having entered a plea bargain or settlement admitting guilt for, any felony, under the laws of the United States, any state or the District of Columbia; or

(v)                                 Executive’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

In any case, if the Company desires to terminate Executive’s employment for Cause in accordance herewith, it shall (i) deliver to Executive a written notice authorized by a majority of the Board, specifying in detail the particulars of Executive’s conduct upon which the termination is based; and (ii) allow Executive 30 days from the date of such notice to (X) remedy, cure or rectify, if possible, the situation giving rise to the Company’s allegations of Cause or (Y) provide Executive with an opportunity to be heard by the Board (with the assistance of Executive’s counsel if Executive so desires) and have the majority of the Board adopt a resolution in good faith confirming such violation.

(b)                                 Change in Control.  “Change in Control” shall be as defined in the Athlon Energy Inc. 2013 Incentive Award Plan, without regard to any amendments to such plan that may be adopted after the date of Athlon Energy Inc.’s initial public offering.

(c)                                  Good Reason.  “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent:

(i)                                     Any reduction in Executive’s Annual Base Salary, provided that Executive specifically terminates his employment for Good Reason hereunder within 90 days from the date that he has actual notice of any such reduction;

(ii)                                  Any material breach by the Company of this Agreement, provided that Executive specifically terminates his employment for Good Reason hereunder within 90 days from the date that he has actual notice of such material breach;

(iii)                               Executive’s duties or responsibilities for the Company or its successor are materially reduced or there is any material change in Executive’s title or any material change in the types of positions reporting to Executive or the type of position to whom Executive reports, provided that Executive specifically terminates his employment for Good Reason hereunder within 90 days following his receipt of actual notice of such reduction or change; or

(iv)                              Any transfer of Executive’s primary place of employment of more than 25 miles from 420 Throckmorton Street, Fort Worth, Texas, provided that such transfer increases Executive’s commute by more than 25 miles, and provided, further, that Executive specifically terminates his employment for Good Reason hereunder within 90 days following such transfer.

In any case, if Executive desires to terminate his employment for Good Reason in accordance herewith, he shall first give written notice of the facts and circumstances providing the basis for Good Reason to the Board, and allow the Company 30 days from the date of such notice to remedy, cure or rectify the situation giving rise to Good Reason.

(d)                                 Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) — (vi), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(e)                                  Disability.  “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees,  “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of six months during any twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

11.                               Miscellaneous Provisions.

(a)                                 Defense of Claims.  Executive agrees that, during the Term and for a period of twenty-four months after the Date of Termination, upon request from the Company, Executive will cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that affect Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or affiliates in such claim or action.  The Company agrees to promptly pay or reimburse Executive upon demand for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 11(a).

(b)                                 Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas without reference to the principles of conflicts of law of the State of Texas or any other jurisdiction, and where applicable, the laws of the United States.

(c)                                  Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)                                 Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)                                   If to the Company:

420 Throckmorton Street, Suite 1200

Fort Worth, TX 76102

Attn:  Chief Financial Officer or General Counsel

(ii)                                If to Executive, at the last address that the Company has in its personnel records for Executive.

or at any other address as any Party shall have specified by notice in writing to the other Party.

(e)                                  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(f)                                   Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including any employment agreement previously entered into between Executive and Athlon Energy LP (“Prior Agreement”).  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g)                                  Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)                                 No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)                                     Construction.  This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)                                    Arbitration.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process for employment claims administered by JAMS/Endispute in Fort Worth, Texas.  Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) each Party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party.  Each Party shall bear its own attorneys fees and expenses.  The Parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement.  This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties.  If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA’) shall administer the arbitration in accordance with its then-existing rules for employment claims.  In such event, all references herein to JAMS/Endispute shall mean AAA.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(k)                                 Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l)                                     Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(m)                             Section 409A.

(i)                                     General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)                                  Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the thirtieth (30th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)                               Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to

Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)                              Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)                                 Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12.                               Indemnification.

During and after the Term, the Company shall maintain and provide Executive with customary directors’ and officers’ insurance, and shall indemnify Executive and his legal representatives to the fullest extent permitted by law and the By-Laws of the Company as in effect on the date hereof, against all damages, costs, expenses and other liabilities incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any affiliate of the Company, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any affiliate of the Company.  During and after the Term and without the need for further approval by the Company’s Board of Directors, the Company will promptly advance or pay any and all amounts for costs or expenses (including but not limited to legal fees and expenses reasonably incurred by counsel of Executive’s choice retained by Executive) for which Executive may claim the Company is obligated to indemnify him.  Executive undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the Company as provided in this Section 12.

13.                               Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	President and Chief Executive Officer

EXECUTIVE

By:	/s/ Robert C. Reeves
Robert C. Reeves

[Signature Page to Robert C. Reeves Employment Agreement]

EXHIBIT A

Form of Release

This Agreement and Release (“Agreement”) is made by and between Robert C. Reeves (“Executive”) and Athlon Holdings LP (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of August 7, 2013 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective                 , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.                                      Severance Payments; Salary and Benefits.  The Company agrees to provide Employee with the severance payments and benefits described in Sections 4(b), 4(c) and 4(d) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.                                      Release of Claims.  Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company, any of their direct or indirect subsidiaries and affiliates (including, without limitation,                                                    and their respective affiliated entities), and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 8 below) arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates, including, without limitation:

(a)                                 any and all claims relating to or arising from Employee’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)                                 any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)                                 any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;

(e)                                  any and all claims for violation of the federal or any state constitution;

(f)                                   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                                  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)                                 any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Employee’s employment duties.

3.                                      Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that he has been advised by this writing that:  (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.                                      Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.                                      No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6.                                      Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 11(b) and 11(j) of the Employment Agreement.

7.                                      Effective Date.  If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date.

8.                                      Voluntary Execution of Agreement.  Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:  (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

9.                                      The restrictive covenants contained in Sections 5-8 of the Employment Agreement remain in effect and are not superseded or modified by this Release.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:
Robert C. Reeves

ATHLON HOLDINGS LP

Dated:	By:
Name:
Title: